EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Sandy Pfaff
415-819-7447
sandy@pfaffpr.com

BANK OF MARIN BANCORP REPORTS FIRST QUARTER EARNINGS OF $4.5 MILLION

NOVATO, CA, April 20, 2015 - Bank of Marin Bancorp, "Bancorp" (NASDAQ: BMRC), parent company of Bank of Marin, announced earnings of $4.5 million in the first quarter of 2015, compared to $4.7 million in the fourth quarter of 2014 and $4.5 million in the first quarter of 2014. Diluted earnings per share totaled $0.74 in the first quarter, compared to $0.78 in the prior quarter and $0.76 in the same quarter a year ago.

“Our relationship banking focus is yielding a strong pipeline as we move into the second quarter. At the same time, we are experiencing loan payoffs similar to other banks in the Bay Area," said Russell A. Colombo, President and Chief Executive Officer. "We have had numerous customers sell properties and businesses to take advantage of the high valuations prevalent in today’s market. We remain optimistic about 2015.”

Bancorp also provided the following highlights on its operating and financial performance for the first quarter of 2015:

•
Loans totaled $1.35 billion at March 31, 2015, compared to $1.36 billion at December 31, 2014 and $1.28 billion at March 31, 2014. New loan volume of approximately $30 million in the first quarter of 2015 was offset by payoffs of approximately $40 million, and combined with utilization and amortization on existing loans produced a net decrease of $16.9 million over December 31, 2014. Higher advances on construction loans increased balances by $8.6 million over December 31, 2014 despite the sale of one large project. Several other projects nearing successful completion will contribute to pay-downs in future quarters.

•
Credit quality remains strong with non-accrual loans representing 0.70% of total loans at March 31, 2015, compared to 0.69% at December 31, 2014 and 0.79% a year ago. Net recoveries for the first quarter totaled $57 thousand, compared to $50 thousand in the prior quarter and net charge-offs in the same quarter a year ago of $142 thousand.

•
Deposits totaled $1.6 billion at March 31, 2015, and grew $33.5 million over December 31, 2014. Non-interest bearing deposits increased to 45.2% of total deposits, compared to 43.2% at year-end and 44.5% at March 31, 2014. Day-to-day deposit volatility in transaction accounts due to normal seasonal activity and new business ventures by several of our largest business customers resulted in a $32.3 million decrease in average deposit balances for the quarter while ending balances increased for the quarter.

•
The total risk-based capital ratio for Bancorp was 13.8% at March 31, 2015 compared to 13.9% at December 31, 2014 and 13.5% at March 31, 2014. The common equity tier one ratio, a new regulatory ratio under Basel III (Basel Committee on Bank Supervision guidelines for determining regulatory capital), was 12.5% at March 31, 2015. All capital ratios are well above regulatory requirements for a well-capitalized institution under the new requirements that took effect January

1, 2015. Tangible common equity to tangible assets totaled 10.7% at both March 31, 2015 and December 31, 2014, compared to 9.8% at March 31, 2014.

•
On April 17, 2015, the Board of Directors declared a quarterly cash dividend of $0.22 per share. The cash dividend is payable to shareholders of record at the close of business on May 1, 2015 and will be payable on May 8, 2015.

Loans and Credit Quality

Loans totaled $1.35 billion at March 31, 2015, compared to $1.36 billion at December 31, 2014 and $1.28 billion at March 31, 2014. Approximately $40 million in first quarter payoffs included four large loans totaling $23.1 million that were due to property sales.

Non-accrual loans totaled $9.5 million at March 31, 2015, compared to $9.4 million at December 31, 2014 and $10.1 million a year ago. Accruing loans past due 30 to 89 days decreased to $949 thousand at March 31, 2015, from $1.0 million at December 31, 2014 and $2.8 million a year ago.

There was no provision for loan losses recorded in the first quarter of 2015 or the prior quarter, compared to a provision for loan losses totaling $150 thousand in the first quarter of 2014. The ratio of loan loss reserve to loans totaled 1.13% at March 31, 2015, compared to 1.11% at both December 31, 2014 and March 31, 2014.

Deposits

Deposits totaled $1.6 billion at March 31, 2015, and grew $33.5 million over December 31, 2014 and $8.8 million over March 31, 2014. Non-interest bearing deposits totaled $716.7 million at March 31, 2015, an increase of $45.8 million when compared to December 31, 2014. CDARS time deposits increased $11.5 million from both December 31, 2014 and March 31, 2014, as Management made a strategic decision to bring back CDARS reciprocal deposits in the first quarter of 2015.

Earnings

“Bank of Marin's underwriting, pricing and expense discipline continues to support our net interest margin and ongoing profitability in the low interest rate environment,” said Tani Girton, Chief Financial Officer. "The same principles are at work as we grow organically and pursue other expansion opportunities."

Net interest income totaled $16.6 million in the first quarter of 2015, compared to $17.1 million in the prior quarter and $17.9 million in the same quarter a year ago. The decrease from the prior quarter reflects fewer days in the first quarter of 2015. The impact of a lower loan yield on the margin was largely offset by a higher allocation of average loans and lower average cash and investment balances. The decrease from the same quarter a year ago primarily relates to a lower level of income recognition on acquired loans as well as lower average balances on investments. The tax-equivalent net interest margin was 4.00%, 3.99% and 4.25% for those respective periods, and return on assets was 1.00%, compared to 1.01% for the prior quarter and year ago quarter.

Loans acquired through the acquisition of other banks are classified as Purchase Credit Impaired ("PCI") or non-PCI loans and recorded at fair value at acquisition date. For acquired loans not considered credit impaired, the level of accretion varies due to maturities and early pay-offs. Accretion on PCI loans fluctuates based on changes in cash flows expected to be collected. Gains on pay-offs of PCI loans are recorded as interest income when the pay-off amounts exceed the recorded investment.

Accretion and gains on pay-offs of purchased loans recorded to interest income were as follows:

	Three months ended
	March 31, 2015		December 31, 2014		March 31, 2014
(dollars in thousands; unaudited)	Dollar Amount	Basis point impact to net interest margin	Dollar Amount	Basis point impact to net interest margin	Dollar Amount	Basis point impact to net interest margin
Accretion on PCI loans	$119	3 bps	$120	3 bps	$180	4 bps
Accretion on non-PCI loans	$371	9 bps	$475	11 bps	$1,330	31 bps
Gains on pay-offs of PCI loans	$43	1 bps	$—	0 bps	$—	0 bps

Non-interest expense totaled $11.8 million in the first quarter of 2015, compared to $11.6 million in the prior quarter and $12.8 million in the same quarter a year ago. The increase in non-interest expense from the prior quarter was associated with a year-end reduction to accrued bonus expense and first quarter salaries for several positions that were vacant in the fourth quarter. A reduction in reserve requirements for off-balance sheet commitments due to the reduced effect of historical charge-offs resulted in a reversal of some provision in the first quarter of 2015. The decrease in non-interest expense from the same quarter a year ago primarily relates to $746 thousand in one-time acquisition-related expenses associated with data processing and personnel severance costs in the first quarter of 2014 and the reversal of provision for off-balance sheet commitments in 2015.

Earnings Call and Webcast Information

Bank of Marin Bancorp will webcast its first quarter earnings call on Monday, April 20, 2015 at 8:30 a.m. PT/ 11:30 a.m. ET. Investors will have the opportunity to listen to the conference call online through Bank of Marin’s website at http://www.bankofmarin.com under “Latest Press and News.” To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at the same website location shortly after the call.

About Bank of Marin Bancorp

Bank of Marin is a leading business and community bank in the San Francisco Bay Area, with assets of $1.8 billion. Founded in 1989 and headquartered in Novato, Bank of Marin is the sole subsidiary of Bank of Marin Bancorp (NASDAQ: BMRC). With 21 offices in San Francisco, Marin, Napa, Sonoma and Alameda counties, Bank of Marin provides business and personal banking, commercial lending, and wealth management services. Specializing in providing legendary service to its customers and investing in its local communities, Bank of Marin has consistently been ranked one of the “Top Corporate Philanthropists" by the San Francisco Business Times and one of the “Best Places to Work” by the North Bay Business Journal. Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and has been recognized as a Top 200 Community Bank by US Banker Magazine for the past five years. For more information, visit www.bankofmarin.com.

Forward-Looking Statements

This release may contain certain forward-looking statements that are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact Bancorp's earnings in future periods. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, economic uncertainty in the United States and abroad, changes in interest rates, deposit flows, real estate values, expected future cash flows on acquired loans, competition, changes in accounting principles, policies or guidelines, legislation or regulation, and other economic, competitive, governmental, regulatory and technological factors affecting Bancorp's operations, pricing, products and services. These and other important factors, including the impact of the NorCal acquisition, are detailed in various securities law filings made periodically by Bancorp, copies of which are available from Bancorp without charge. Bancorp undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

BANK OF MARIN BANCORP
FINANCIAL HIGHLIGHTS
March 31, 2015

(dollars in thousands, except per share data; unaudited)

QUARTER-TO-DATE	March 31, 2015	December 31, 2014	March 31, 2014
NET INCOME	$4,457	$4,692	$4,533
DILUTED EARNINGS PER COMMON SHARE	$0.74	$0.78	$0.76
RETURN ON AVERAGE ASSETS (ROA)	1.00%	1.01%	1.01%
RETURN ON AVERAGE EQUITY (ROE)	8.92%	9.36%	9.97%
EFFICIENCY RATIO	63.07%	60.18%	63.86%
TAX-EQUIVALENT NET INTEREST MARGIN[1]	4.00%	3.99%	4.25%
NET CHARGE-OFFS/(RECOVERIES)	$(57)	$(50)	$142
NET CHARGE-OFFS/(RECOVERIES) TO AVERAGE LOANS	—%	—%	0.01%

AT PERIOD END
TOTAL ASSETS	$1,826,149	$1,787,130	$1,797,852

LOANS:
COMMERCIAL AND INDUSTRIAL	$196,442	$210,223	$177,995
REAL ESTATE
COMMERCIAL OWNER-OCCUPIED	$235,337	$230,605	$232,117
COMMERCIAL INVESTOR-OWNED	$653,848	$673,499	$640,843
CONSTRUCTION	$57,050	$48,413	$32,512
HOME EQUITY	$113,277	$110,788	$99,723
OTHER RESIDENTIAL	$73,375	$73,035	$78,772
INSTALLMENT AND OTHER CONSUMER LOANS	$17,155	$16,788	$16,028
TOTAL LOANS	$1,346,484	$1,363,351	$1,277,990

NON-PERFORMING LOANS[2]:
COMMERCIAL AND INDUSTRIAL	$373	$—	$154
REAL ESTATE
COMMERCIAL OWNER-OCCUPIED	$1,403	$1,403	$1,403
COMMERCIAL INVESTOR-OWNED	$2,354	$2,429	$2,694
CONSTRUCTION	$5,107	$5,134	$4,813
HOME EQUITY	$166	$280	$228
OTHER RESIDENTIAL	$—	$—	$646
INSTALLMENT AND OTHER CONSUMER LOANS	$79	$104	$161
TOTAL NON-ACCRUAL LOANS	$9,482	$9,350	$10,099

CLASSIFIED LOANS (GRADED SUBSTANDARD & DOUBTFUL)	$34,129	$36,237	$34,285
TOTAL ACCRUING LOANS 30-89 DAYS PAST DUE	$949	$1,009	$2,809
LOAN LOSS RESERVE TO LOANS	1.13%	1.11%	1.11%
LOAN LOSS RESERVE TO NON-ACCRUAL LOANS	1.60	x	1.61	x	1.41	x
NON-ACCRUAL LOANS TO TOTAL LOANS	0.70%	0.69%	0.79%
TEXAS RATIO[3]	4.71%	4.79%	5.57%

TOTAL DEPOSITS	$1,585,120	$1,551,619	$1,576,340
LOAN-TO-DEPOSIT RATIO	84.9%	87.9%	81.1%
STOCKHOLDERS' EQUITY	$204,506	$200,026	$186,165
BOOK VALUE PER SHARE	$34.27	$33.68	$31.51
TANGIBLE COMMON EQUITY TO TANGIBLE ASSETS[4]	10.7%	10.7%	9.8%
TOTAL RISK-BASED CAPITAL RATIO-BANK[5]	13.5%	13.7%	13.0%
TOTAL RISK-BASED CAPITAL RATIO-BANCORP[5]	13.8%	13.9%	13.5%
FULL-TIME EQUIVALENT EMPLOYEES	267	260	277

[1] Net interest income is annualized by dividing actual number of days in the period times 360 days.
[2] Excludes accruing troubled-debt restructured loans of $15.6 million, $15.9 million and $14.5 million at March 31, 2015, December 31, 2014 and March 31, 2014, respectively. Excludes purchased credit-impaired (PCI) loans with carrying values of $3.7 million, $3.8 million and $5.8 million that were accreting interest at March 31, 2015, December 31, 2014 and March 31, 2014, respectively. These amounts are excluded as PCI loan accretable yield interest recognition is independent from the underlying contractual loan delinquency status. Total PCI loans were $5.1 million, $5.2 million and $7.2 million at March 31, 2015, December 31, 2014 and March 31, 2014.

[3] (Non-performing assets + 90 day delinquent loans)/(tangible common equity + allowance for loan losses).
[4] Tangible common equity to tangible assets is considered to be a meaningful non-GAAP financial measure of capital adequacy and is useful for investors to assess Bancorp's ability to absorb potential losses. Tangible common equity includes common stock, retained earnings and unrealized gain on available for sale securities, net of tax, less goodwill and intangible assets of $10.0 million, $10.2 million and $10.7 million at March 31, 2015, December 31, 2014 and March 31, 2014, respectively. Tangible assets exclude goodwill and intangible assets.

[5] Current period estimated.

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF CONDITION
at March 31, 2015, December 31, 2014 and March 31, 2014

(in thousands, except share data; March 2015 and March 2014 unaudited)	March 31, 2015	December 31, 2014	March 31, 2014
Assets
Cash and due from banks	$103,164	$41,367	$91,567
Investment securities
Held-to-maturity, at amortized cost	107,476	116,437	132,019
Available-for-sale (at fair value; amortized cost $201,568, $199,045, and $230,067 at March 31, 2015, December 31, 2014 and March 31, 2014, respectively)	204,680	200,848	230,337
Total investment securities	312,156	317,285	362,356
Loans, net of allowance for loan losses of $15,156, $15,099 and $14,232 at March 31, 2015, December 31, 2014 and March 31, 2014, respectively	1,331,328	1,348,252	1,263,758
Bank premises and equipment, net	9,852	9,859	9,036
Goodwill	6,436	6,436	6,436
Core deposit intangible	3,577	3,732	4,310
Interest receivable and other assets	59,636	60,199	60,389
Total assets	$1,826,149	$1,787,130	$1,797,852

Liabilities and Stockholders' Equity
Liabilities
Deposits
Non-interest bearing	$716,719	$670,890	$701,561
Interest bearing
Transaction accounts	95,439	93,758	96,550
Savings accounts	133,792	133,714	119,361
Money market accounts	478,145	503,543	499,909
CDARS® time accounts	11,493	—	—
Other time accounts	149,532	149,714	158,959
Total deposits	1,585,120	1,551,619	1,576,340
Federal Home Loan Bank ("FHLB") borrowings	15,000	15,000	15,000
Subordinated debentures	5,238	5,185	5,023
Interest payable and other liabilities	16,285	15,300	15,324
Total liabilities	1,621,643	1,587,104	1,611,687

Stockholders' Equity
Preferred stock, no par value, Authorized - 5,000,000 shares, none issued	—	—	—
Common stock, no par value, Authorized - 15,000,000 shares; Issued and outstanding - 5,967,614, 5,939,482 and 5,906,881 at March 31, 2015, December 31, 2014 and March 31, 2014, respectively	83,011	82,436	81,049
Retained earnings	119,652	116,502	104,877
Accumulated other comprehensive income, net	1,843	1,088	239
Total stockholders' equity	204,506	200,026	186,165
Total liabilities and stockholders' equity	$1,826,149	$1,787,130	$1,797,852

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three months ended
(in thousands, except per share amounts; unaudited)	March 31, 2015	December 31, 2014	March 31, 2014
Interest income
Interest and fees on loans	$15,379	$15,946	$16,319
Interest on investment securities
Securities of U.S. government agencies	1,035	951	1,232
Obligations of state and political subdivisions	540	536	634
Corporate debt securities and other	205	253	268
Interest on Federal funds sold and due from banks	21	36	51
Total interest income	17,180	17,722	18,504
Interest expense
Interest on interest-bearing transaction accounts	30	25	23
Interest on savings accounts	12	12	11
Interest on money market accounts	127	135	158
Interest on CDARS® time accounts	11	—	—
Interest on other time accounts	220	222	235
Interest on FHLB and overnight borrowings	78	80	78
Interest on subordinated debentures	104	106	105
Total interest expense	582	580	610
Net interest income	16,598	17,142	17,894
Provision for loan losses	—	—	150
Net interest income after provision for loan losses	16,598	17,142	17,744
Non-interest income
Service charges on deposit accounts	525	531	556
Wealth Management and Trust Services	638	565	564
Debit card interchange fees	347	343	300
Merchant interchange fees	130	174	198
Earnings on Bank-owned life insurance	203	209	213
Gains (losses) on investment securities, net	8	(13)	(8)
Other income	338	347	393
Total non-interest income	2,189	2,156	2,216
Non-interest expense
Salaries and related benefits	6,790	5,735	6,930
Occupancy and equipment	1,342	1,426	1,334
Depreciation and amortization	421	383	416
Federal Deposit Insurance Corporation insurance	236	252	250
Data processing	786	809	1,360
Professional services	564	653	628
(Reversal of) provision for losses on off-balance sheet commitments	(201)	336	—
Other expense	1,910	2,019	1,925
Total non-interest expense	11,848	11,613	12,843
Income before provision for income taxes	6,939	7,685	7,117
Provision for income taxes	2,482	2,993	2,584
Net income	$4,457	$4,692	$4,533
Net income per common share:
Basic	$0.75	$0.79	$0.77
Diluted	$0.74	$0.78	$0.76
Weighted average shares used to compute net income per common share:
Basic	5,921	5,913	5,870
Diluted	6,048	6,037	5,980
Dividends declared per common share	$0.22	$0.22	$0.19
Comprehensive income:
Net income	$4,457	$4,692	$4,533
Other comprehensive income
Change in net unrealized gain on available-for-sale securities	1,317	884	1,415
Reclassification adjustment for (gain) loss on available-for-sale securities included in net income	(8)	13	15
Net change in unrealized gain on available-for-sale securities, before tax	1,309	897	1,430
Deferred tax expense	554	375	519
Other comprehensive income, net of tax	755	522	911
Comprehensive income	$5,212	$5,214	$5,444

BANK OF MARIN BANCORP
AVERAGE STATEMENTS OF CONDITION AND ANALYSIS OF NET INTEREST INCOME

	Three months ended			Three months ended			Three months ended
	March 31, 2015			December 31, 2014			March 31, 2014
		Interest			Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
(Dollars in thousands; unaudited)	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing due from banks [1]	$38,295	$21	0.22%	$54,845	$36	0.26%	$85,750	$51	0.24%
Investment securities [2,3]	311,978	1,927	2.47%	322,027	1,887	2.34%	361,795	2,293	2.54%
Loans [1,3,4]	1,351,791	15,675	4.64%	1,348,013	16,251	4.72%	1,268,841	16,511	5.20%
Total interest-earning assets [1]	1,702,064	17,623	4.14%	1,724,885	18,174	4.12%	1,716,386	18,855	4.39%
Cash and non-interest-bearing due from banks	41,073			47,930			41,793
Bank premises and equipment, net	9,839			9,503			9,088
Interest receivable and other assets, net	58,132			56,718			55,829
Total assets	$1,811,108			$1,839,036			$1,823,096
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$92,376	$30	0.13%	$90,659	$25	0.11%	$127,098	$23	0.07%
Savings accounts	133,877	12	0.04%	131,728	12	0.04%	121,278	11	0.04%
Money market accounts	486,830	127	0.11%	502,637	135	0.11%	518,930	158	0.12%
CDARS® time accounts	4,689	11	0.95%	—	—	—%	—	—	—%
Other time accounts	149,429	220	0.60%	150,298	222	0.59%	160,978	235	0.59%
FHLB borrowing and overnight borrowings[1]	15,397	78	2.07%	15,015	80	2.07%	15,000	78	2.07%
Subordinated debentures [1]	5,207	104	7.99%	5,152	106	8.05%	4,988	105	8.58%
Total interest-bearing liabilities	887,805	582	0.27%	895,489	580	0.26%	948,272	610	0.26%
Demand accounts	705,024			729,183			674,689
Interest payable and other liabilities	15,594			15,551			15,748
Stockholders' equity	202,685			198,813			184,387
Total liabilities & stockholders' equity	$1,811,108			$1,839,036			$1,823,096
Tax-equivalent net interest income/margin [1]		$17,041	4.00%		$17,594	3.99%		$18,245	4.25%
Reported net interest income/margin [1]		$16,598	3.90%		$17,142	3.89%		$17,894	4.17%
Tax-equivalent net interest rate spread			3.88%			3.86%			4.13%

[1] Interest income/expense is divided by actual number of days in the period times 360 days to correspond to stated interest rate terms, where applicable.
[2] Yields on available-for-sale securities are calculated based on amortized cost balances rather than fair value, as changes in fair value are reflected as a component of stockholders' equity. Investment security interest is earned on 30/360 day basis monthly.

[3] Yields and interest income on tax-exempt securities and loans are presented on a taxable-equivalent basis using the Federal statutory rate of 35 percent.
[4] Average balances on loans outstanding include non-performing loans. The amortized portion of net loan origination fees is included in interest income on loans, representing an adjustment to the yield.